Appendix A

PROMISSORY NOTE

$175,000 (as of August 15, 2008)

OR	Reston, Virginia

$175,000 (as of December 29, 2008

FOR VALUE RECEIVED, the undersigned, [___________], an individual with an address of [____________________] ("Maker") hereby promises to pay to the order of SkyTerra Communications, Inc., a Delaware corporation ("Company") whose address is 10802 Parkridge Boulevard, Reston, Virginia 20191, or to such other person or place as the holder hereof may from time to time designate in writing to Maker, the principal sum of (i) as of August 15, 2008 [__________________] Dollars ($[______]) or, as of [________ __, 200_], [__________________] Dollars ($[______]), in either case, upon the occurrence of certain events as set forth in this Note. Amounts owing hereunder shall be payable in lawful money of the United States of America.

The principal sum shall be due and payable in full within 30 days following the date upon which (i) the Company gives notice to the Maker that his employment with the Company is terminated for “Cause,” as defined in the SkyTerra Communications, Inc. 2006 Equity and Incentive Plan, or (ii) the Maker gives notice to the Company that he is terminating his employment with the Company for any reason or for no reason.

This Promissory Note and the Maker’s obligations hereunder shall expire on August 15, 2010, provided that as of such date, (i) the Maker is employed by the Company, (ii) the Company has not given notice to the Maker that his employment with the Company is terminated for Cause and (ii) the Maker has not given notice to the Company that he is terminating his employment with the Company.

If suit is brought to collect this Note, the Note holder shall be entitled to collect all reasonable costs and expenses of suit, including, but not limited to, reasonable attorney fees and expenses.

The Maker hereby waives presentment, demand, notice of protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note. Maker further waives, to the fullest extent permitted by law, the right to (i) plead any statutes of limitations as a defense to any demand on this Note, and (ii) a jury trial in action brought by any Note holder to enforce this Note.

This Note shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia. If any provision of this Note or any application of such provision shall be declared by a court of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other application of such provision or any other provisions hereof which shall, to the fullest extent possible, remain in full force and effect and shall not effect the Maker's obligation to make the required payment pursuant to the terms this Note. Wherever used, the words "Company" and "Maker" shall include their respective successors and assigns. This Note may not be changed orally, but only by an agreement in writing signed by the parties hereto.

IN WITNESS WHEREOF, Maker has duly executed this Note at the place and as of the date first above written.

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